As filed with the Securities and Exchange Commission on May 31, 2022

No. 333-263963

No. 333-254829

No. 333-244375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263963

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254829

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-244375

UNDER

THE SECURITIES ACT OF 1933

Checkmate Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	37-1657129
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Nouhad Husseini Managing Director
245 Main Street, 2nd Floor	245 Main Street, 2nd Floor
Cambridge, MA 02142	Cambridge, MA 02142
(617) 682-3625	(617) 682-3625
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Checkmate Pharmaceuticals, Inc. 2020 Stock Option and Incentive Plan

Checkmate Pharmaceuticals, Inc. 2015 Stock Option and Grant Plan

Checkmate Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan

(Full title of the plans)

With a copy to:

Andrew R. Brownstein, Esq.

Victor Goldfeld, Esq.

John L. Robinson, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Checkmate Pharmaceuticals, Inc., a Delaware corporation (“Checkmate”), on Form S-8 (collectively, the “Registration Statements”).

●	Registration No. 333-244375, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 11, 2020, covering an aggregate of 1,073,046 shares of common stock, par value $0.0001, of Checkmate (“Common Stock”), issuable under the 2015 Stock Option and Grant Plan (the “2015 Plan”), an aggregate of 3,205,430 shares of Common Stock, reserved for issuance under the 2020 Stock Option and Incentive Plan (the “2020 Plan”), an aggregate of 729,575 shares of Common Stock available for issuance under the 2015 Plan, an aggregate of 267,119 shares of Common Stock issuable under the 2020 Employee Stock Purchase Plan (the “ESPP”);

●	Registration No. 333-254829, filed with the Commission on March 29, 2021, covering an aggregate of 862,416 shares of Common Stock, issuable under the 2020 Plan; and

●	Registration No. 333-263963, filed with the Commission on March 29, 2022, covering an aggregate of 865,223 shares of Common Stock, issuable under the 2020 Plan.

On May 31, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of April 18, 2022 (the “Merger Agreement”), by and among Checkmate, Regeneron Pharmaceuticals, Inc., a New York corporation (“Regeneron”), and Scandinavian Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Regeneron (“Purchaser”), Purchaser merged with and into Checkmate, with Checkmate surviving as a wholly owned subsidiary of Regeneron.

As a result of the transactions contemplated in the Merger Agreement, Checkmate has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. Checkmate, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenburgh, State of New York, on this day of May 31, 2022.*

CHECKMATE PHARMACEUTICALS, INC.

By:	/s/ Nouhad Husseini
Name: Nouhad Husseini
Title: Managing Director

* Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.